EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp on Form S-8 of our reports, dated February 28, 2017, on the consolidated financial statements of Horizon Bancorp as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and on the effectiveness of internal control over financial reporting, as of December 31, 2016, which reports were included in the Annual Report on Form 10-K of Horizon Bancorp for the year ended December 31, 2016.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

December 28, 2017